AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2003
                                                    Registration No. 333-100897

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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                           _____________________

                               PRE-EFFECTIVE
                                 AMENDMENT
                                NO. 1 TO THE
                                 FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                           ______________________

                      Independence Community Bank Corp.
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          (Exact Name of Registrant as Specified in Its Charter)

     Delaware                              6035                 11-3387931
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(State or Other Jurisdiction of     (Primary Standard        (I.R.S. Employer
     of Incorporation or         Industrial Classification  Identification No.)
       Organization)                   Code Number)

                     Independence Community Bank Corp.
                            195 Montague Street
                         Brooklyn, New York 11201
                               (718) 722-5300
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  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                Registrant's Principal Executive Offices)

                          ________________________

                              Alan H. Fishman
                   President and Chief Executive Officer
                      Independence Community Bank Corp.
                            195 Montague Street
                         Brooklyn, New York 11201
                               (718) 722-5300
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(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                           of Agent for Service)


                                 Copies To:

                           Philip R. Bevan, Esq.
                   Elias, Matz, Tiernan & Herrick L.L.P.
                           734 15th Street, N.W.
                          Washington, D.C.  20005
                              (202) 347-0300

                      ________________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                       CALCULATION OF REGISTRATION FEE
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TITLE OF EACH                   PROPOSED         PROPOSED MAXIMUM
CLASS OF        AMOUNT          MAXIMUM          AGGREGATE         AMOUNT OF
SECURITIES TO   TO BE           OFFERING PRICE   OFFERING          REGISTRATION
BE REGISTERED   REGISTERED(1)   PER SHARE(2)     PRICE(2)          FEE(2)
-------------   -------------   --------------   ----------------  ------------

Common stock,      520,716          $25.05         $13,043,935     $1,200.04(3)
($.01 par value)


____________________

(1) This Registration Statement covers shares of common stock available for resale by Meridian Capital Group, LLC acquired under the terms of an Operating Agreement dated as of October 11, 2002 between Independence Community Bank Corp. and Meridian Capital Funding Inc.
(2) The registration fee has been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for a share of common stock of the Registrant, as reported on the Nasdaq Stock Market on October 29, 2002.

(3)  Previously paid.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
________________________________________________________________________



     The information in this prospectus is subject to completion and may be changed. No one may sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission (of which this prospectus is a part) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.



                Subject to Completion, dated January 29, 2003



                                 PROSPECTUS

                      INDEPENDENCE COMMUNITY BANK CORP.

                       520,716 SHARES OF COMMON STOCK

     This prospectus relates to certain shares of common stock held by that selling stockholder listed on page 7 of this prospectus. Such shares were acquired by the selling stockholder pursuant to an Operating Agreement governing the selling stockholder's operations entered into by Meridian Capital Funding Inc. and us which reflected an increased investment in the selling stockholder. The selling stockholder may sell shares of our common stock from time to time on the Nasdaq National Market at the prevailing market price or in private, negotiated transactions. The shares will be sold at prices determined by the selling stockholder.

     We will not receive any part of the proceeds from the sale. We are paying the expenses in connection with the registration of the shares with the Securities and Exchange Commission.

     Our common stock is listed on the Nasdaq National Market under the symbol "ICBC". On January 28, 2003, the last reported sales price of shares of common stock on the Nasdaq National Market was $25.44.

     For a discussion of the material risks that you should consider, see "Risk Factors" beginning on page 1.

     These securities are not deposits on accounts, are not insured or guaranteed by Independence Community Bank Corp., Independence Community Bank, the Federal Deposit Insurance Corporation or any other federal or state government agency. The common stock is subject to investment risk, including the possible loss of the money invested.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









             The date of this prospectus is January ___, 2003



                             TABLE OF CONTENTS




                                                                Page
                                                                ----
     About this Prospectus . . . . . . . . . . . . . . . . .      ii
     Summary . . . . . . . . . . . . . . . . . . . . . . . .      1
     Risk Factors. . . . . . . . . . . . . . . . . . . . . .      2
     Forward-looking Statements. . . . . . . . . . . . . . .      6
     Our Business. . . . . . . . . . . . . . . . . . . . . .      7
     Use of Proceeds . . . . . . . . . . . . . . . . . . . .      8
     Selling Stockholder . . . . . . . . . . . . . . . . . .      8
     Plan of Distribution. . . . . . . . . . . . . . . . . .      9
     Legal Matters . . . . . . . . . . . . . . . . . . . . .     11
     Experts . . . . . . . . . . . . . . . . . . . . . . . .     11
     Where You Can Find More Information . . . . . . . . . .     11
     Incorporation of Documents By Reference . . . . . . . .     12


                           About This Prospectus

  You should read this prospectus and the information incorporated by reference carefully before you invest. Such documents contain important information you should consider when making your investment decision. See "Incorporation of Documents by Reference" on page 12. You should rely only on the information provided in this prospectus or documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.












                                     ii



                                   SUMMARY

  This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the offering fully, you should read this entire document and the documents incorporated by reference carefully.

The Offering

  Meridian Capital Group, LLC ("Meridian Capital Group") is offering up to 520,716 shares of our common stock. The shares being offered can be sold at various times and in various manners by the selling stockholder as described in this prospectus. The shares being offered by Meridian Capital Group were acquired pursuant to the terms of an amended operating agreement entered into in October 2002 among Meridian Capital Group, Meridian Capital Funding Inc. and us and reflected consideration paid by us for additional membership interests in Meridian Capital Group. See "Selling Stockholder" and "Plan of Distribution" on pages 8 and 9, respectively.

Meridian Capital Group, LLC

  Meridian Capital Group, a Delaware limited liability company, is a commercial mortgage broker with offices located in certain metropolitan areas. Headquartered in New York City, Meridian Capital Group offers a wide variety of commercial and multi-family loan products. Meridian
Capital Group has a close working relationship with numerous financial institutions, including our wholly owned subsidiary, Independence Community Bank, and institutional lenders. We initially invested in Meridian Capital Group in 1999 and increased our investment in October 2002. We now own a 35% membership interest in Meridian Capital Group with the remaining 65% membership interest being owned by Meridian Capital Funding Inc. Meridian Capital Group refers potential loans to Independence Community Bank and numerous other financial institutions. Such loans consist primarily of multi-family loans and commercial real estate loans. We have not engaged in any related party transactions with Meridian Capital Group nor do we have any related party relationships. At December 31, 2002, Meridian Capital Group's stock ownership amounted to approximately .96% of the issued and outstanding shares of our common stock at such date. If all the shares of common stock being offered for sale by Meridian Capital Group are sold, its percentage ownership (assuming no additional shares of our common stock are purchased by it and without giving effect to any changes in the number of outstanding shares of common stock) will amount to less than .10%. Meridian Capital Group's executive office is located at 4510 16th Avenue, Brooklyn, New York 11204 and its telephone number is (718) 972-3600.

Independence Community Bank Corp.

  Independence Community Bank Corp., a Delaware corporation, is the parent savings and loan holding company of Independence Community Bank. Our primary asset is the capital stock of Independence Community Bank. Independence Community Bank, originally chartered in 1850, currently operates 73 full service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. Independence Community Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking. Independence Community Bank maintains its community orientation by offering the urban communities in which it operates, a wide range of financial products and by emphasizing customer service, superior value and convenience. At September 30, 2002, we had consolidated assets of $8.06 billion and consolidated stockholders' equity of $919.0 million. Our executive office is located at 195 Montague Street, Brooklyn, New York 11201 and our telephone number is (718) 722-5300. See "Our Business" on page 7.

                                RISK FACTORS

  Before investing in our common stock, you should be aware that there are various risks, including those described below. Your investment in our common stock will be subject to the risks inherent in our business. In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to purchase our common stock.

Our Loan Portfolio Includes Commercial Real Estate, Commercial Business and Multi-Family Residential Loans Which Have a Generally Higher Risk of Loss Than Single-Family Residential Loans

  In recent years, we have continued through our wholly owned subsidiary, Independence Community Bank, to increase our investment in commercial real estate loans, commercial business loans, multi-family residential loans and warehouse mortgage lines of credit, both in terms of dollar amounts and as a percentage of our loan portfolio. Our strategy is to continue to grow our portfolio of these types of loans. Commercial real estate, commercial business and multi-family residential loans and warehouse mortgage lines of credit all generally have a higher inherent risk of loss than single-family residential mortgage or cooperative apartment loans because repayment of the loans or lines often depends on the successful operation of a business or the underlying property. Accordingly, repayment of these loans is subject to adverse conditions in the real estate market and the local economy. In addition, our commercial real estate and multi-family residential loans have significantly larger average loan balances compared to our single-family residential mortgage and cooperative apartment loans. Our commercial real estate and commercial business loans aggregated $1.84 billion or 30.3% of the total loan portfolio at September 30, 2002. We continue to originate multi-family residential loans consistent with our historical involvement in such lending. Such loans totalled $2.88 billion or 47.4% of the total loan portfolio at September 30, 2002. In addition, we originate and sell multi-family residential loans to Fannie Mae under a special program. Under the terms of the sales program, we retain a portion of the associated credit risk. At September 30, 2002, our maximum potential loss exposure with respect to the $1.53 billion in loans sold under this program was $108.4 million. Our warehouse mortgage lines of credit have continued to increase as well, totalling $486.4 million or 8.0% of the total loan portfolio at September 30, 2002. At the same time we have been increasing our involvement in the foregoing lending lines, both the dollar amount and the percentage of our single-family residential mortgage and cooperative apartment loans has declined. Single-family residential mortgage and cooperative apartment loans have decreased to 10.7% of our total loan portfolio at September 30, 2002.

Adverse Economic and Business Conditions in Our Market Area May Have an Adverse Effect on Us.

  We have been, and intend to continue to be, a community-oriented financial institution providing financial services and loans for housing and commercial businesses within our market area. We have sought to set ourselves apart from our many competitors by tailoring our products and services to meet the diverse needs of our customers, by emphasizing customer service and convenience and by being actively involved in community affairs in the neighborhoods and communities we serve. We believe that our commitment to customer and community service has permitted us to build strong customer identification and loyalty, which is a critical element of the Company's ability to continue to compete effectively. We oversee our 73 branch office network from our headquarters located in downtown Brooklyn. Through our wholly owned subsidiary, Independence Community Bank, we operate 19 branch offices in the borough of Brooklyn, another nine in the borough of Queens and 11 more branches dispersed among Manhattan, the Bronx, Staten Island and Nassau, Suffolk and Westchester Counties. As a result of the acquisitions of Broad National Bancorporation ("Broad"), Newark, New Jersey and Statewide Financial Corp. ("Statewide"), Jersey City, New Jersey during fiscal 2000, we also operate 34 branches in the northern New Jersey counties of Bergen, Essex, Hudson, Middlesex and Union. Independence Community Bank gathers deposits primarily from the communities and neighborhoods in close proximity to its branches, which deposits constitute the primary funding source for the Bank's operations. We currently expect to expand our branch network through the opening of approximately 12 branch locations, including approximately three in Manhattan, over the next twelve to eighteen months. We currently anticipate that the aggregate capital investment (consisting primarily of the purchase price for acquiring the branch locations and construction and leasehold improvement costs) incurred by such expansion to amount to approximately $18.9 million. We will also experience increased operating expense in the future due to operating more branch locations and having more employees.

  Although Independence Community Bank lends throughout the New York City metropolitan area, the substantial majority of its real estate loans are secured by properties located in the boroughs of Brooklyn, Queens and Manhattan, Nassau County, Long Island, and the counties in northern and central New Jersey. Our customer base, like that of the urban neighborhoods which we serve, is racially and ethnically diverse and is comprised of mostly middle-income households and, to a lesser degree, low to moderate income households. Most of the businesses we lend to are small and medium sized and are primarily dependent upon the regional economy, which economy, due to its connections to the national economy may be adversely affected not only by conditions within the local market but also by conditions existing elsewhere. Furthermore, at September 30, 2002, over 77% of our loan portfolio consists of commercial real estate, commercial business and multi-family residential loans. Such loans may be more sensitive to adverse changes in the local economy than single-family residential loans. Increased delinquencies or other problems with such loans could affect our financial condition and profitability.

  Over the past several years, despite the current economic slowdown, the New York City metropolitan area has benefitted from the economic resurgence and growth in employment and profitability experienced by national securities and investment banking firms, many of which are domiciled in Manhattan, as well as the growth and profitability of other financial service companies.
In spite of its size and diversity, the New York City metropolitan area economy is affected by the level of business activity and profitability within the securities and financial services industries. Historically, the New York City metropolitan area has benefitted from being the corporate headquarters of many large industrial and commercial national companies which have, in turn, attracted many smaller companies, particularly within the service industry. However, as a consequence of being the home of the corporate headquarters of many national companies, a large number of national securities and investment banking firms as well as being a popular travel destination, the New York City metropolitan area is sensitive to the economic health of the United States.
As a result, continued economic deterioration in other parts of the United States could have an adverse impact on the economic climate of New York City. In addition, the events of September 11, 2001 and the resultant effect on the local economy has lead to uncertainty as to the impact, both long and short-term, on businesses and real estate values in lower Manhattan. Furthermore, the rate of population growth of the New York City and Newark metropolitan statistical areas, which are the primary market areas of Independence Community Bank has been at a much slower rate than the nation as a whole during the past 12 years. Such slower growth may affect Independence Community Bank's ability to continue to implement its business plan.

Competition With Other Financial Institutions Could Adversely Affect our Profitability

  We face significant competition both in making loans and in attracting deposits. The New York City metropolitan area has a significant concentration of financial institutions, many of which are branches of significantly larger institutions which have greater financial resources than Independence Community Bank. Over the past 10 years, consolidation of the banking industry in the New York City metropolitan area has continued resulting in us having to face larger and increasingly efficient competitors. At June 30, 2002, Independence Community Bank's deposit market share was .99% of the New York City metropolitan statistical area and 1.99% of the Newark metropolitan statistical area. These two areas account for 55 of Independence Community Bank's branch locations. In addition, the boroughs of Brooklyn and Queens, in which Independence Community Bank maintains its largest market presence, have experienced relatively stagnant population growth in recent periods. Such stagnant population growth also has been a factor in the increasing competition among financial institutions operating in Independence Community Bank's market area. It is also reflected in the low deposit growth experienced in Independence Community Bank's existing branch offices, with Independence Community Bank's deposit growth being primarily the result of acquisitions. Independence Community Bank's competition for loans comes principally from commercial banks, savings banks, savings and loan associations, credit unions, mortgage banking companies and insurance companies. Its most direct competition for deposits has historically come from commercial banks, savings banks, savings and loan associations, credit unions and commercial finance companies. Independence Community Bank faces additional competition for deposits from short-term money market funds, other corporate and government securities funds and from other financial institutions such as brokerage firms and insurance companies.

Our Stock Value May Suffer from Anti-Takeover Provisions That May Impede Potential Takeovers

  Provisions in our corporate documents and in Delaware corporate law, as well as certain federal regulations, may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, stockholders may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:

    * limitation on the acquisition of more than 10% of the issued and outstanding shares of common stock;

    *  limitations on voting rights;

    * the election of members of the board of directors to staggered three-year terms;

    * the absence of cumulative voting by stockholders in the election of directors;

    *  provisions governing nominations of directors by stockholders;

    *  provisions governing the submission of stockholder proposals;

    * provisions prohibiting the calling of special meetings of stockholders except by the board of directors;

    * our ability to issue preferred stock and additional shares of common stock without stockholder approval;

    * super-majority voting provisions for the approval of certain business combinations; and

    *  super-majority voting provisions to amend our corporate documents.

These provisions also will make it more difficult for an outsider to remove our current board of directors or management and may discourage potential proxy contests and other potential takeover attempts.

Rising Interest Rates Could Reduce our Net Income

  Our ability to earn a profit depends primarily on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, such as loans and investments, and the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings. Due primarily to the changing interest rate environment as well as the composition of our interest sensitive assets and liabilities, our interest rate spread (the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities) increased to 4.06% and 4.09% for the three and nine months ended September 30, 2002, respectively, compared to 3.46% and 3.34% for the same periods in 2001. Our net interest margin (net interest income as a percentage of average interest-earning assets) was 4.21% and 4.25% for the three and nine months ended September 30, 2002, respectively, compared to 3.69% and 3.57% for the same periods in 2001. However, when compared to the quarter ended June 30, 2002, our net interest margin decreased from 4.35% for the three months ended June 30, 2002 to 4.21% for the three months ended September 30, 2002 reflecting the effects of the low interest rate environment currently existing. If there is an increasing interest rate environment, our interest rate spread and net interest margin could be compressed, which would have an adverse effect on our profitability.

  A sustained increase in market interest rates could adversely affect our earnings. Approximately 64% and 83% of our loans and securities available for sale, respectively, have fixed interest rates and our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing more rapidly than the rates on our interest-earning assets. In addition, the market value of our fixed-rate assets could decline if interest rates increase. At September 30, 2002, our cumulative one year interest rate sensitivity gap (the difference between our interest-rate sensitive assets maturing or repricing within one year and our interest-rate sensitive liabilities maturing or repricing during the same period, expressed as a percentage of total assets) was negative 5.2%. As a result, we could expect, absent the effects of managing the price of deposit liabilities, to experience a greater increase in our cost of liabilities relative to the yield on our assets as interest rates rise, and thus experience a decrease in our net interest income. However, due to the limitations of a static gap analysis which considers our assets and liabilities only at a specific point in time, we also conduct simulations to gauge the effect of changes in interest rates on our net interest income (the largest component of our income). At September 30, 2002, assuming a 200 basis gradual increase in interest rates (and making certain other assumptions including no change occurs in the composition of our assets and liabilities) over the 12 months ending September 30, 2003, our net interest income would decrease by $5.6 million or 1.8%.


Our Allowance for Loan Losses may be Inadequate which Could Adversely Affect our Earnings

  Independence Community Bank's allowance for loan losses may not be sufficient to cover the bank's actual loan losses and if Independence Community Bank is required to increase the allowance, our earnings may be reduced in the period in which the allowance is increased. Furthermore, the continued shifting of the composition of the loan portfolio to be more commercial bank-like by increasing our investment in commercial real estate and business loans, multi-family residential loans and mortgage warehouse lines of credit may increase the level of known and inherent losses in our loan portfolio, possibly requiring our allowance for loan losses to be increased, potentially reducing our earnings in the period the increase is effected. In addition, since much of the growth of the commercial real estate and commercial business loan portfolios has occurred in recent periods, the loans may be too new to be providing any indication that they will experience problems. In assessing our loan loss allowance, we take into consideration the composition of our loan portfolio, the growth of loan balances within various segments of the overall portfolio, the state of the local (and to a certain degree, the national) economy as it may impact the performance of loans within different segments of the portfolio and the loss experience related to different segments or classes of loans. Different factors are applied to the loan balances in each different class of loans to assess the risk of loss. To the extent that loan portfolio growth rates accelerate or decline, economic conditions change, or loss experiences change, we may need to increase our allowance for loan losses which would impact earnings in the quarter in which such increase occurs. In addition, loans are graded as to their performance and ultimately their collectibility such that as loans are judged to have deteriorated in quality or collectibility and thus, the risk of loss has increased, larger factors are applied to such identified loan balances to determine the level of the allowance for loan losses. To the extent that loan gradings are applied that are more indicative of a higher risk of loss or collectibility, we may be required to increase our allowance to cover such eventualities. Such an increase would adversely impact earnings in the period in which such increase in the allowance was made. However, based on the information available to us, we believe that the allowance for loan losses at September 30, 2002 was at a level to cover the known and inherent losses in our loan portfolio at such date that were both probable and reasonably estimable.

Our Ability to Pay Dividends is Restricted

  Although, we have been paying regular quarterly dividends since 1998, our ability to pay dividends to our stockholders depends to a large extent upon the dividends we receive from Independence Community Bank. Dividends paid by Independence Community Bank are subject to restrictions under various federal and state banking laws. In addition, Independence Community Bank must maintain certain capital levels, which may restrict the ability of the bank to pay dividends to us. Independence Community Bank's bank regulators have the authority to prohibit the bank or us from engaging in unsafe or unsound practices in conducting our business. As a consequence, bank regulators could deem the payment of dividends by Independence Community Bank to be an unsafe or unsound practice, depending on Independence Community Bank's financial condition or otherwise, and prohibit such payments. If Independence Community Bank were unable to pay dividends to us, we might cease paying or reduce the rate or frequency at which we pay dividends to stockholders until such time that the bank could again pay us dividends.

We are Subject to Extensive Governmental Regulation Which May Affect our Operations

  We and Independence Community Bank are subject to extensive federal and state governmental supervision and regulation, which are intended primarily for the protection of depositors. We and the Bank are also subject to various laws and regulations which impose restrictions and requirements on our operations. Laws, regulations and policies adopted by federal or state authorities could significantly affect our business operations. We are also subject to periodic examination by federal and state banking regulators who may impose, among other things, restrictions on our operations, which restrictions could substantially affect the implementation of our business plan. In addition, we and Independence Community Bank are subject to changes in federal and state laws, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted but could adversely affect our business and operations in the future.


                         FORWARD LOOKING STATEMENTS

  This prospectus and the documents we incorporate by reference contain forward-looking statements, which can be identified by the use of such words as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include:

    *  statements of our goals, intentions and expectations;

    *  statements regarding our prospects and business strategy;

    *  statements regarding our asset quality and market risk; and

    *  estimates of future costs, benefits and results.

  These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

    * factors discussed under the caption "Risk Factors" beginning on page 1;

    * changes in demand for loans, deposits and other financial services in our market area;

    *  changes in local real estate values;

    *  changes in interest rates;

    *  changes in general economic conditions;

    *  changes in the monetary and fiscal policies of the U.S.
       Government;

    * legislative or regulatory changes that adversely affect our business;

    *  changes in our asset quality;

    * changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting
       Standards Board;

    *  changes in our organization, compensation and benefit plans; and

    *  war or terrorist activities.

  Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. The foregoing factors are not intended to represent a complete list of the various factors that may affect us. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

                                OUR BUSINESS

  Independence Community Bank Corp. is a Delaware corporation organized in June 1997 by Independence Community for the purpose of becoming the parent savings and loan holding company of Independence Community Bank. Independence Community Bank's reorganization to the stock form of organization and the concurrent offer and sale of our common stock was completed in March 1998. Our primary assets are the capital stock of Independence Community Bank, dividends receivable from Independence Community Bank, certain cash and cash equivalents and securities available-for-sale. Our business as well as our management consist primarily of the business and management of Independence Community Bank. We neither own nor lease any property, but instead use the premises and equipment of Independence Community Bank. At the present time, we do not intend to employ any persons other than officers of Independence Community Bank and will continue to utilize the support staff of Independence Community Bank from time to time. Additional employees may be hired as appropriate to the extent we expand or change our business in the future. Our executive office is located at 195 Montague Street, Brooklyn, New York 11201 and our telephone number is (718) 722-5300.

  Independence Community Bank's principal business is gathering deposits from customers within its market area and investing those deposits along with borrowed funds primarily in multi-family residential mortgage loans, commercial real estate loans, commercial business loans, lines of credit to mortgage bankers, single-family residential loans (including cooperative apartment loans), consumer loans, mortgage-related securities, investment securities and interest-bearing bank balances. Independence Community Bank's revenues are derived principally from interest on its loan and securities portfolios while its primary sources of funds are deposits, Federal Home Loan Bank of New York borrowings, loan amortization and prepayments and maturities of mortgage-related securities and investment securities. Independence Community Bank offers a variety of loan and deposit products to its customers. Independence Community Bank also makes available other financial instruments, such as annuity products and mutual funds, through arrangements with a third party. Independence Community Bank has continued to broaden its banking strategy by emphasizing commercial bank-like products, primarily commercial real estate and business loans, mortgage warehouse lines of credit and commercial deposits. This strategy focuses on increasing net interest income and fee based revenue while concurrently diversifying Independence Community Bank's customer base.

  At September 30, 2002, we had consolidated assets of $8.06 billion and consolidated stockholders' equity of $919.0 million. Independence Community Bank currently operates 73 full service branches located in the greater New York City metropolitan area, which includes the five boroughs of New York City, Nassau, Suffolk and Westchester Counties and northern New Jersey. Independence Community Bank has three key business divisions: Commercial Real Estate Lending, Consumer Banking and Business Banking.

                              USE OF PROCEEDS

  We will not receive any proceeds from the sale of our common stock by the selling stockholder. The selling stockholder will pay all selling expenses, including without limitation, any underwriting discounts, selling commissions and brokers' fees, incurred in connection with the sale or other disposition of the shares covered by this prospectus. We will bear all costs and expenses incurred in effecting the registration of the shares covered by this prospectus, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of our counsel and our independent public accountants, fees and expenses (including counsel fees) incurred in connection with complying with state securities laws, transfer taxes, fees for transfer agents and registrars, and the Nasdaq National Market listing fees and related expenses.

                           SELLING STOCKHOLDER

  We own membership interests of the selling stockholder, a Delaware-chartered limited liability company. In connection with and as partial consideration for the acquisition of additional membership interests, the 520,716 shares of common stock being offered hereby were issued to Meridian Capital Group, the selling stockholder. We agreed to register such shares for resale. We acquired our initial membership interest in Meridian Capital Group in June 1999. As a result of the additional membership interest acquired in October 2002, we now hold a 35% membership interest in Meridian Capital Group.

  The table below presents the following information: (1) the number of shares of common stock beneficially owned by the selling stockholder as of January 29, 2003; (2) the number of shares that the selling stockholder is offering under this prospectus, and (3) the number of shares that the selling stockholder will beneficially own after the completion of this offering, assuming that the selling stockholder does not acquire any other shares of our common stock subsequent to January 29, 2003. The number of shares shown as being beneficially owned by the selling stockholder after the offering assumes that the selling stockholder has sold all the shares of our common stock which may be sold pursuant to this prospectus.

  The number of shares beneficially owned by the selling stockholder is determined as of the date of this prospectus in accordance with Rule
13d-3 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other right. The selling stockholder has sole voting and investment power with respect to the shares shown as being beneficially owned by it.


                            Shares of Common                       Shares of Common
                            Stock Beneficially   Shares of Common  Stock Beneficially
                            owned as of          Stock Being       Owned After
Selling Stockholder         January 29, 2003     Offered           the Offering
-------------------         ------------------   ----------------  ------------------
Meridian Capital Group, LLC      545,716             520,716             25,000*
 4510 Sixteenth Avenue
 Brooklyn, New York 11204



________________________
* Amounts to less than 1% of the issued and outstanding shares of our common stock. However, because the selling stockholder may offer some or all of the shares of common stock it holds pursuant to the offerings contemplated by this prospectus and may purchase additional shares, the number of shares actually owned by the Meridian Capital Group upon completion of the offering may vary from the amount reflected in the table.

                           PLAN OF DISTRIBUTION

Manner of Sales; Broker-Dealer Compensation

  The selling stockholder, or any successors in interest to the selling stockholder, may sell any shares of our common stock that it acquired pursuant to the Operating Agreement between us and Meridian Capital Funding Inc. The sale of our common stock may be effected in one or more of the following methods:

    *  ordinary brokers' transactions;

    * transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    * purchases by brokers, dealers or underwriters as principal and resale by these purchasers for their own accounts pursuant to this prospectus;

    * "at the market" to or through market makers or into an existing market for our common stock;

    * in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    * through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

    *  in privately negotiated transactions;

    * to cover short sales, except to the extent that they are restricted contractually from doing so; or

    *  any combination of the foregoing.

  The selling stockholder also may sell its shares in reliance upon Rule
144 under the Securities Act of 1933 at such times as it is eligible to do so.

  The offer of shares by Meridian Capital Group is expected to be completed withing two years of the date of this prospectus.

  We have been advised by the selling stockholder that it has not made any arrangements for the distribution of the shares of common stock. Brokers, dealers or underwriters who effect sales for the selling stockholder may arrange for other brokers, dealers or underwriters to participate. Brokers, dealers or underwriters engaged by the selling stockholder will receive commissions or discounts from it in amounts to be negotiated prior to the sale. These brokers, dealers or underwriters may act as agents or as principals.

  From time to time, the selling stockholder may pledge, hypothecate or grant a security interest in some or all of the shares of common stock acquired by it, and the pledgees, secured parties or persons to whom these securities have been pledged shall, upon foreclosure in the event of default, be considered a selling stockholder hereunder. In addition, the selling stockholder may, from time to time, sell short our common stock. In these instances, this prospectus may be delivered in connection with these short sales.

  From time to time, the selling stockholder may transfer, pledge, donate or assign shares of our common stock that it acquired to lenders or others and each of these persons will be considered a selling stockholder for purposes of this prospectus. The number of shares of our common stock beneficially owned by the selling stockholder will decrease as and when it transfers, pledges, donates or assigns shares of our common stock. The plan of distribution for our common stock by the selling stockholder set forth herein will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be considered a selling stockholder hereunder.

  The selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholder, including in connection with distributions of our common stock by these broker-dealers. The selling stockholde may also enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer these shares. The selling stockholder also may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged common stock.

Filing of a Post-Effective Amendment In Certain Instances

  If the selling stockholder notifies us that it has entered into a material arrangement (other than a customary brokerage account agreement) with a broker or dealer for the sale of shares of common stock under this prospectus through a block trade, purchase by a broker or dealer or similar transaction, we will file a post-effective amendment to the registration statement under the Securities Act of 1933. The post-effective amendment will disclose:

    *  The name of each broker-dealer involved in the transaction.

    *  The number of shares of common stock involved.

    *  The price at which those shares of common stock were sold.

    * The commissions paid or discounts or concessions allowed to the broker-dealer(s).

    * If applicable, that these broker-dealer(s) did not conduct any investigation to verify the information contained or incorporated by reference in this prospectus, as supplemented.

    *  Any other facts material to the transaction.

Certain Persons May Be Deemed to Be Underwriters

  Any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 because of the number of shares of common stock to be sold or resold by these persons or entities or the manner of sale of these shares, or both. If any broker-dealer or other holders were determined to be underwriters, any discounts, concessions or commissions received by them or by brokers or dealers acting on their behalf and any profits received by them on the resale of their shares of common stock might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

Regulation M

  We have informed the selling stockholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before and after completion of its participation in the distribution.

  During any distribution period, Regulation M prohibits the selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholder will be re-offering and reselling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to our common stock.

Other Matters

  We have agreed to pay all of the expenses incident to the registration, offering and sale of our common stock by the selling stockholder to the public other than commissions or discounts of underwriters, broker-dealers or agents.

  This offering will terminate on the date on which all shares offered hereby have been sold by the selling stockholder.

                          LEGAL MATTERS

  Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has given its opinion on the validity of the common stock.

                             EXPERTS

  The consolidated financial statements of Independence Community Bank Corp. as of December 31, 2001 and March 31, 2001, and for the nine months ended December 31, 2001 for each of the years in the two-year period ended March 31, 2001 have been incorporated by reference herein and in the registration statement in reliance upon the report of Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND MORE INFORMATION

  We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

  This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

    * inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

    * obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

    *  obtain a copy from the SEC web site.

                  INCORPORATION OF DOCUMENTS BY REFERENCE

  The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

    * Annual Report on Form 10-K for the nine months ended December 31, 2001, filed on March 28, 2002 (File No. 000-23229);

    * Definitive proxy statement for the annual meeting of stockholders held on May 23, 2002, filed on April 10, 2002 (File No. 000-23339);

    * Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 (filed on May 15, 2002), June 30, 2002 (filed on August 13,
       2002), and September 30, 2002 (filed on November 14, 2002) (File No. 000-23229));

    * Current Report on Form 8-K for the August 12, 2002 event, filed on August 13, 2002 (File No. 000-23229);

    * Current Report on Form 8-K for the December 16, 2002 event, filed on December 16, 2002 (File No. 000-23229);

    * Current Report on Form 8-K for the January 21, 2003 event, filed on January 27, 2003 (File No. 000-23229); and

    * The description of the common stock contained in our Registration Statement on Form 8-A filed on October 17, 1997 (File No. 000-23229).

  You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: John K. Schnock, Secretary (718) 722-5300.

  To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

  All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

  You should rely only on the information contained in this prospectus.
We have not authorized anyone to provide you with information that is different. If the laws of your state or other jurisdiction prohibit us from offering our common stock to you, then this prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our common stock. Neither the delivery of this prospectus nor any sale hereunder shall imply that there has been no change in our affairs since any of the dates as of which information is furnished herein or since the date hereof.


  Our Table of Contents is located on the inside of the front cover page of this document.

                     INDEPENDENCE COMMUNITY BANK CORP.


                          520,716 Shares For Sale


                               COMMON STOCK

                                  ______

                                Prospectus

                                  ______

                             January __, 2003






                                 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution.

  The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the shares offered herein:




     SEC registration fee . . . . . . . . . . . . . . . . . .     $  1,200

     Nasdaq listing fees. . . . . . . . . . . . . . . . . . .        5,207

     Legal fees and expenses. . . . . . . . . . . . . . . . .       10,000

     Accounting fees and expenses . . . . . . . . . . . . . .        6,500

     Miscellaneous expenses . . . . . . . . . . . . . . . . .        2,093
                                                                  --------
       Total. . . . . . . . . . . . . . . . . . . . . . . . .     $ 25,000
                                                                  ========






Item 15.         Indemnification of Directors and Officers.

  In accordance with the General Corporation law of the State of Delaware, Articles 9 and 10 of the Registrant's Certification of Incorporation and
Article VI of the Registrant's Bylaws provide as follows:

Article 9 of Certification of Incorporation

  Liability of Directors and Officers. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

Article 10 of Certificate of Incorporation

  Indemnification.    The Corporation shall indemnify its directors,
officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

Article VI of Bylaws - Indemnification, etc. of Directors, Officers and
                       Employees

  6.1 Indemnification. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

  6.2 Advancement of Expenses. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

  6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

  6.4 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

  6.5 Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Item 16.         Exhibits.

  The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

  3.1      Certificate of Incorporation of Independence Community Bank Corp.(1)
  3.2      Bylaws, as amended, of Independence Community Bank Corp.(2)
  4.0      Form of Stock Certificate of Independence Community Bank Corp.(1)
  5.0      Opinion of Elias, Matz, Tiernan & Herrick L.L.P. re: legality
  23.1     Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in
           Exhibit 5.0)

  23.2     Consent of Ernst & Young LLP (independent auditors for
           Independence Community Bank Corp. (3))
  24.1 Power of Attorney (previously included in Signature Page of this Registration Statement)

___________
(1) Incorporated by reference from the Registrant's Registration Statement on Form S-1 (333-30757) filed on July 3, 1997.
(2) Incorporated by reference from the Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed on June 22, 2001

(3)    Previously filed.

Item 22.         Undertakings.

    The undersigned Registrant hereby undertakes:

       (A) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high and the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (B) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (C) To deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
    Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.


       (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amended Form S-3 Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the State of New York on January 29, 2003.

                         INDEPENDENCE COMMUNITY BANK CORP.


                         By: /s/ Alan H. Fishman
                             ----------------------------------------
                             Alan H. Fishman
                             President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Name                             Title                      Date
--------------------------  ---------------------------------  ----------------

/s/ Alan H. Fishman         President and Chief Executive      January 29, 2003
--------------------------  Officer (principal executive
Alan H. Fishman             officer)


/s/ Charles J. Hamm*        Chairman of the Board              January 29, 2003
--------------------------
Charles J. Hamm


/s/ John B. Zurell          Executive Vice President           January 29, 2003
--------------------------  Chief Financial Officer
John B. Zurell              (principal financial and
                             accounting officer)


/s/ Willard N. Archie*      Director                           January 29, 2003
--------------------------
Willard N. Archie


/s/ Robert D. Catell*       Director                           January 29, 2003
--------------------------
Robert D. Catell


/s/ Rohit M. Desai*         Director                           January 29, 2003
--------------------------
Rohit M. Desai


/s/ Chaim Y. Edelstein*     Director                           January 29, 2003
--------------------------
Chaim Y. Edelstein


/s/ Donald H. Elliott*      Director                           January 29, 2003
--------------------------
Donald H. Elliott


/s/ Robert W. Gelfman*      Director                           January 29, 2003
--------------------------
Robert W. Gelfman


/s/ Scott M. Hand*          Director                           January 29, 2003
--------------------------
Scott M. Hand

         Name                             Title                      Date
--------------------------  ---------------------------------  ----------------

/s/ Donald M. Karp*         Director                           January 29, 2003
--------------------------
Donald M. Karp


/s/ Donald E. Kolowsky*     Director                           January 29, 2003
--------------------------
Donald E. Kolowsky


/s/ Janine Luke*            Director                           January 29, 2003
--------------------------
Janine Luke


/s/ Malcolm MacKay*         Director                           January 29, 2003
--------------------------
Malcolm MacKay


/s/ Joseph S. Morgano*      Director                           January 29, 2003
--------------------------
Joseph S. Morgano


/s/ Maria Fiorini Ramirez   Director                           January 29, 2003
--------------------------
Maria Fiorini Ramirez


/s/ Wesley D. Ratcliff*     Director                           January 29, 2003
--------------------------
Wesley D. Ratcliff


/s/ Victor M. Richel*       Director                           January 29, 2003
--------------------------
Victor M. Richel



*   By Alan H. Fishman pursuant to power of attorney.